Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT OR LAW. SUCH SECURITIES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED HEREIN.

SECURED CONVERTIBLE PROMISSORY NOTE

$1,500,000.00	September 22, 2008

FOR VALUE RECEIVED, the undersigned, PLATINUM RESEARCH ORGANIZATION, INC., a Delaware corporation (“PRO”), PRO OPERATIONS, L.P., a Texas limited partnership (“PRO LP”), and PLATINUM INTELLECTUAL PROPERTY, L.P., a Texas limited partnership (“PIP LP”) (collectively on a joint and several basis, the “Borrower”), hereby makes this promissory note (this “Note”) and promises to pay to the order of ALPINA LENDING, L.P., a Nevada limited partnership (“Alpina” or the “Agent”), on its own behalf and as agent for those persons listed on Schedule 1 attached hereto (collectively, the “Lenders”), the principal sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) or, if greater or less, the aggregate principal amount of all advances made to Borrower by the Agent on behalf of the Lenders, as shown on Schedule 2 attached hereto (as the same is modified from time to time by Agent), together with interest on the unpaid balance thereof at the rate hereinafter provided, both principal and interest payable as hereinafter provided in lawful money of the United States of America, at the address of Agent as set forth in this Note, or at such other place as from time to time may be designated by the holder of this Note.

It is hereby acknowledged that (a) the Agent, The Fairmount Company, R.T. Vanderbilt, Steven Kidwell and Melinda J. Bickers are each Lenders under this Note, (b) the Lenders have appointed the Agent as their administrative agent, pursuant to that certain Agency Agreement and Assignment of Participation Interest in Platinum Research Organization, Inc. and Platinum Intellectual Property, L.P. Note (the “Agency Agreement”) dated the date of this Note, (c) the Lenders have given the Agent their authority and permission to enter into this Note and the other Loan Documents on their behalf, and (d) the Lenders have authorized and instructed the Agent to lend such funds as may be borrowed by Borrower pursuant to this Note, subject to the terms and conditions of this Note and the Agency Agreement.

Lenders have previously advanced $192,775 (the “Bridge Loan”) to Borrower prior to the date of this Note. The Bridge Loan, and all accrued but unpaid interest thereon, shall be deemed principal outstanding under this Note. The Initial Advance shall be offset by an amount equal to the Bridge Loan.

Unless otherwise defined herein, capitalized terms used in this Note shall have the meanings given to such terms in the Schedule of Definitions attached hereto as Schedule 3.

1. Commitment Fee; Advances.

(a) Advances. Concurrently with the execution of this Note and assuming all conditions precedent have been met as set forth in Section 11, the Agent shall advance on behalf of the Lenders the principal sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Initial Advance”), less the amount of the Bridge Loan. In addition to the Initial Advance, upon the terms and conditions set forth herein, Borrower may borrow an additional Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Second Traunche” and together with the Initial Advance, the “Commitment”) under this Note. This Note is not a revolver and thus, Borrower may not borrow, repay, and reborrow the principal of this Note.

(b) Agent and Lenders Commitment. Provided that the terms and conditions of this Note have been met on and as of the date of this Note and on and as of the date of each future advance, if any, Agent on behalf of the Lenders has committed to advance, in the aggregate, up to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) in principal to Borrower hereunder. No advance(s) shall be made which cause the aggregate outstanding principal balance of this Note to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00).

(c) Procedure for Second Traunche. Borrower shall request an advance for the Second Traunche under this Note by providing the Agent with a written request for such advance, by no later than 10:00 a.m. Dallas, Texas time, three (3) business days prior to the date the advance is requested, executed by the Chief Executive Officer of Borrower. Borrower’s notice shall (i) state that Borrower has successfully run and passed an industry IVA sequence engine test, and (ii) be accompanied by a certificate executed by the Chief Executive Officer of Borrower in which the Chief Executive Officer certifies that all representations and warranties contained in this Note and the other Loan Documents are, and will be as of the date of the requested advance of the Second Traunche, true and correct in all respects, and further certifying that Borrower is, and will be as of the date of the requested advance, in compliance with all covenants, conditions and agreements in this Note and the other Loan Documents. The Agent shall approve Borrower’s request and advance the Second Traunche within three (3) business days of the Agent’s receipt of Borrower’s notice so long as (i) following the advance of the Second Traunche, no more than $1,500,000 in principal has been advanced under this Note, (ii) no Event of Default has occurred under this Note, and (iii) no “default” or “event of default” has occurred under any Loan Document which defines either such term with respect to the Borrower, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document.

(d) Escrow. Borrower acknowledges that Agent may make any and all advances through an escrow agent to its choosing and a related escrow account.

2. Payment of Principal and Interest.

(a) Maturity Date. Subject to any rights of acceleration provided in this Note and any other Loan Document, the principal amount of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on February 11, 2011 (as may be extended pursuant to the terms of this Note, the “Maturity Date”).

(b) Payment of Interest. Interest on the unpaid principal balance of this Note shall accrue on a monthly basis, compound on an annual basis and shall be due and payable in a single installment on the Maturity Date, on which date all unpaid principal and accrued interest on this Note shall be due and payable.

(c) Optional Prepayment. Provided any payments then due under this Note have been paid (principal, interest, or otherwise), the unpaid principal amount of, and any accrued but unpaid interest on, this Note may be prepaid in whole or in part, from time to time prior to the Maturity Date, upon no less than 14 days’ prior written notice to Agent which states the amount of the intended prepayment, which amount shall be $25,000 or a higher multiple thereof; provided, however, that Agent shall be entitled to convert all or part of the amount of such noticed prepayment to Common Stock in Borrower, by giving notice to Borrower of its intent to convert in accordance with Section 4 hereof during the 14 day notice period.

(d) Payments. All payments due on this Note shall be payable in lawful money of the United States of America, at the principal office of the Agent at 7161 S. Eastern Ave., Suite 3A, Las Vegas, Nevada 89119-4675, by no later than 2:00 p.m., Las Vegas, Nevada time, on the date such payment is due. If any payment due under this Note is scheduled or otherwise would be due on a Saturday or Sunday, or on a holiday recognized and observed by banks in Las Vegas, Nevada, then Borrower shall have until the next business day to make such payment. All payments shall be made by cashier’s or certified check or wire transfer of immediately available funds.

(e) Application of Payments. Unless otherwise agreed to in writing or otherwise required by applicable law, payments will be applied first to unpaid accrued interest, then to principal, and any remaining amount to any unpaid collection costs and other charges; provided, however, that upon delinquency of payment or other Event of Default under this Note, Agent reserves the right to apply payments among principal, interest, collection costs and other charges, at its discretion.

3. Interest Rate and Computation.

(a) Interest Rate. This Note will bear interest at the rate equal to the variable “prime rate” from time to time published in the Money Rates column of The Wall Street Journal plus three percent (3%) per annum, accrued monthly and compounded annually. Under no circumstances shall this Note at any point in time accrue interest at a rate in excess of the Maximum Rate (as defined below).

(b) Default Rate. Following the occurrence and during the continuation of (i) the failure of the Borrower to pay in full on the date due, in such manner as is provided in this Note, any payment obligations hereunder, or (ii) the occurrence of an Event of Default under this Note, or (iii) a “default” or “event of default” occurs under any other Loan Document which defines either such term, the principal balance of this Note which is thus delinquent (which may be the entire principal balance of this Note in circumstances where this Note is mature or has been accelerated due to an Event of Default under this Note or a “default” or “event of default” under any other Loan Document or for another reason) shall bear interest at the Maximum Rate, automatically and without the necessity of notice, until such delinquent amount is paid or such breach or default is otherwise cured to the satisfaction of Agent. As used in this Note, the term “Maximum Rate” shall mean the lesser of (i) eighteen percent (18%), or (ii) the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by the Agent in accordance with the applicable laws of the State of Nevada (or applicable United States federal law to the extent that it permits the Agent to contract for, charge, take, receive or reserve a greater amount of interest than under Nevada law), taking into account all fees and charges, if any, contracted for, charged, received, taken or reserved by the Agent in connection with the transaction relating to this Note and the Indebtedness evidenced by this Note and other Loan Documents which are treated as interest under applicable law made in connection with the loan evidenced by this Note and the other Loan Documents.

4. Conversion.

(a) Conversion Right. At any time starting six months after the date of this Note and ending on the date that the full and final payment of all amounts due under this Note is paid, in the sole discretion of the Agent, the Agent may convert all or part of the outstanding principal balance of this Note, and all or part of any accrued but unpaid interest thereon, into Common Stock, par value $.001 per share (the “Common Stock”), of PRO. Agent may convert outstanding Note principal only, accrued and unpaid interest only, or both outstanding principal and accrued but unpaid interest in any combination desired by Agent, in its discretion. The conversion price with respect to this Note is $0.18 for one (1) share of Common Stock, subject to adjustment in accordance with the terms of Section 5 hereof (the “Conversion Price”). Accordingly, if the Agent decided to convert $500,000 in Note principal (without interest) to Common Stock and none of the events named in Section 5 requiring an adjustment had occurred, then upon conversion of $500,000 in Note principal, Lenders would receive an aggregate of Two Million Seven Hundred Seventy Seven Thousand Seven Hundred Seventy Eight (2,777,778) shares of Common Stock in PRO, and the outstanding principal balance would automatically be reduced by $500,000.

(b) Exercise of Conversion Right. To exercise its conversion rights from time to time, the Agent shall give PRO written notice of its intent to convert this Note in whole, or the portion specified in the notice. The notice shall also state the name or names of the Lenders (or their respective designees) to which shares of Common Stock should be issued and the number of shares of Common Stock which should be issued to each such Lender (or such Lender’s designee). Closing of the conversion shall occur no later than the seventh (7th) day following the date of the Agent’s written notice at the Agent’s office, or at such other place as agreed to by the Agent. At the closing of the conversion, Lenders shall be deemed automatically admitted as shareholders of PRO with respect to the Common Stock being received on conversion without any further action on Agent’s or Lenders’ or PRO’s part and PRO shall deliver to Agent certificate(s) representing the number of shares Common Stock acquired by Lenders, and the dollar amount of the Note which was converted shall be deemed a payment on the Note in such amount. Each conversion shall be deemed to have been effected on the date of the notice of the conversion, and the Common Stock into which the portion of the Note was converted shall be deemed issued as of such date.

(c) Qualified Public Offering. Immediately prior to PRO’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of Borrower in which the net proceeds of Borrower are equal to or greater than Ten Million and No/100 Dollars ($10,000,000.00) (before deduction of underwriters’ commissions and expenses) (“Qualified Public Offering”), the Agent, in its sole discretion, may convert all or part of the outstanding principal balance of this Note, and all or part of any accrued but unpaid interest thereon, into Common Stock of PRO in connection with such Qualified Public Offering.

(d) Registration Rights. Should Agent exercise its conversion rights pursuant to this Section 4, the Company agrees to enter into a registration rights agreement with Agent and/or the applicable Lender(s) on commercially reasonable terms, which shall include, without limitation, piggyback registration rights and other provisions that are reasonable and customary for registration rights agreements generally.

5. Anti-Dilution Provisions. The Conversion Price shall be subject to adjustment from time to time upon the happening of any of the following events:

(a) Adjustment for Stock Splits and Combinations. If PRO shall at any time or from time to time after the date of this Note effect a subdivision of its outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of all or any portion of the Note shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If PRO shall at any time or from time to time after the date of this Note combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of all or any portion of the Note shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event PRO at any time or from time to time after the date of this Note shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

(c) Adjustments for Other Dividends and Distributions. In the event PRO at any time or from time to time after the date of this Note shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of PRO (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event provision shall be made so that Agent shall receive upon conversion of all or any portion of the Note, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of PRO, cash or other property which they would have been entitled to receive had the Note been converted into Common Stock on the date of such event and had Agent thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by it as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph.

(d) Issuances. If after the date of this Note and until the Note is paid or has been converted in its entirety, PRO issues to any investor or other Person other than Lenders, Common Stock or other equity securities of PRO, or any rights convertible into or options to purchase Common Stock or other equity securities of PRO (the “New Issuance”), for a price per share which is less than the Conversion Price then in effect (the initial Conversion Price being $0.18) (the “Dilutive Price”), then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock outstanding on the date of the New Issuance plus the number of additional shares of Common Stock issued or offered for subscription or purchase in the

New Issuance, and of which the numerator shall be the number of shares of Common Stock outstanding on the date of such New Issuance plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by PRO in full of all consideration payable in connection with such New Issuance) would purchase at the Dilutive Price. Notwithstanding the foregoing or any other provision herein to the contrary, no adjustment to the Conversion Price will be required as a result of any issuance by PRO of any Common Stock, any other class of capital stock, or any other securities, options, rights, or warrants with respect thereto (A) pursuant to any stock option plan, restricted stock plan or other compensatory plan or arrangement with any officer, director, employee or consultant of PRO or any affiliated entity, (B) pursuant to or in connection with any agreement or understanding in effect on or before the date hereof, (C) pursuant to or in connection with any merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Stock, sale of all or substantially all of PRO’s assets or recapitalization of the Common Stock of PRO, or (D) to any vendor, customer or other person or entity with which PRO has or is attempting to develop a business relationship.

(e) Merger or Consolidation. In case of any merger or consolidation of PRO with any corporation or other entity, other than a consolidation or merger in which PRO is the surviving entity and which does not result in any reclassification or change of the outstanding Common Stock or Distributed Securities, this Note shall be automatically adjusted to represent the right to purchase at the Conversion Price the number of shares of Common Stock or other securities or assets that the Agent, on behalf of the Lenders, would have been entitled to receive if the Agent had converted this Note on behalf of the Lenders on or prior to the effective date of such merger or consolidation.

(f) Calculations. No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least $0.05 in such price; provided, however, that any adjustments that by reason of this subparagraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. Notwithstanding any other provisions of this Section 5, PRO shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of PRO and the investment of additional optional amounts in Common Stock under such plan. All calculations under this Section 5 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be.

(g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, PRO at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to Agent a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Note is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. PRO shall, as promptly as reasonably practicable after the written request at any time of Agent (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Note.

6. Default. Each of the following events shall constitute an Event of Default under this Note (for purposes of clarity, the term “Borrower” shall mean any of PIP LP, PRO LP or PRO):

(a) The failure of the Borrower to pay, on or prior to the date due, any payments due under this Note (principal, interest, or otherwise), without the requirement of or benefit of any further notice or grace periods of any kind; or

(b) Any “default” or “event of default” occurs under any other Loan Document which defines either such term with respect to the Borrower, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document; or

(c) Borrower breaches or otherwise fails to duly observe, perform or comply with any covenant, agreement or provision of this Note or any other Loan Document for which it is obligated to observe, perform or comply with, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Agent to Borrower; provided, that there shall be no remedy period for the covenants contained in Section 10(a)(vii) or Section 10(b); or

(d) Any representation or warranty made by Borrower in any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of when made, or any Loan Document at any time ceases to be valid, binding and enforceable for any reason other than its release or subordination by Lender; or

(e) the entry of a decree or order for relief by a court having jurisdiction in respect of Borrower in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or for any substantial part of its property, or ordering the winding up or liquidation of its affairs; or

(f) the commencement by Borrower of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the appointment to or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower for any substantial part of its property, or the making by it of any assignment for the benefit of creditors; or

(g) the dissolution or termination of existence of the Borrower; or

(h) the merger or consolidation of Borrower with or into any corporation or other entity, whether or not Borrower is the surviving entity; or

(i) the sale or liquidation of all or substantially all of the assets of Borrower; or

(j) a Change in Control occurs that is not otherwise caused by Lender or its Affiliates; or

(k) any event occurs which has a Material Adverse Effect with respect to Borrower; or

(l) a final judgment(s) or final order(s) of a court of competent jurisdiction in excess of $100,000 is entered into against Borrower that remains uncontested or unappealed for a period of forty-five (45) days;

(m) any “default” or “event of default” shall occur under any credit agreement, loan agreement, promissory note, or other document evidencing indebtedness for borrowed money incurred by the Borrower, or any subordination agreement, security agreement, pledge agreement, deed of trust, or other security documents executed by Borrower in connection therewith (“default” and “event of default” having the meaning given to such terms in any of the agreements described above), including, without limitation, the indebtedness with the City of Seattle Retirement System (the “SCERS Debt”); or

(n) the failure of PRO LP to deliver on or before October 31, 2008 a certificate (or certificates) of the good standing (including tax good standing) of PRO LP in the State of Texas issued by the appropriate authorities of such jurisdiction.

7. Remedies upon Default.

(a) Upon the occurrence of an Event of Default, the Agent may (i) cause all of the principal and accrued but unpaid interest under this Note to become immediately due and payable without notice or demand or declaration of any kind, (ii) pursue such other rights or remedies (legal or equitable) against Borrower as the Agent on behalf of the Lenders may have under this Note, any other Loan Document or otherwise, or (iii) request Borrower to cause all payments due under the Note (principal, interest, and otherwise) to be converted into shares of Common Stock of Borrower in accordance with Section 4 hereof (Borrower shall comply with such conversion request within three (3) days after receiving notice of the request from the Agent).

(b) Borrower and all other parties now or hereafter liable for payment hereof, whether as endorser, guarantor, surety or otherwise, severally waive presentment, demand, grace, diligence in collecting, protest and notice of every kind as to this Note and as to each, every and all payments due hereunder.

(c) If any Default shall occur and be continuing, Agent may protect and enforce its rights and the rights of Lenders under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and Agent may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Agent on behalf of Lenders under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

(d) If any Default shall occur and be continuing under Section 6(m), Agent shall have the right, but not the obligation, to cure any such “default” or “event of default”, and any costs incurred in connection with such actions shall be added as principal under this Note.

8. Representations and Warranties of Borrower. Borrower hereby represents and warrants to Agent and Lenders, on a joint and several basis to the extent there is more than one Borrower, which representations and warranties shall survive until the date on which the outstanding principal balance of this Note and all interest thereon shall be repaid or converted in full and all Obligations of Borrower under this Note and any other Loan Document have been discharged, that the following are true and correct as of the Closing Date:

(a) Organization. PRO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PIP LP is a partnership duly organized, validly existing and in good standing under the laws of the State of Texas. PRO LP is a partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Borrower is duly licensed and qualified and in good standing under the laws of each jurisdiction where the properties owned, operated or leased by it or the nature of its activities makes qualification necessary, except where the failure to be so licensed, qualified or domesticated would not have a Material Adverse Effect. PRO LP, PIP LP and their respective general partners are the only subsidiaries of PRO. PIP LP is the only subsidiary of PRO LP. PIP LP has no subsidiaries.

(b) Authorization. Borrower has all requisite power to execute and deliver this Note, to perform its Obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Obligations of Borrower set forth in this Note and all other Loan Documents have been duly authorized by all necessary action (corporate or otherwise), and this Note has been duly executed and delivered and is, and each other Loan Document will be, when executed and delivered, legal, valid and binding agreements of Borrower, enforceable against it in accordance with their respective terms. No other proceedings on the part of Borrower are necessary to authorize the execution and delivery by Borrower of this Note and the other Loan Documents, the performance by Borrower of its Obligations under this Note and the other Loan Documents, and the consummation by Borrower of the transactions contemplated hereby and thereby.

(c) No Violations. Borrower is not in violation or default of any provision of its organizational documents, as amended. Each Borrower’s organizational documents, as certified by the appropriate governmental authority or respective officer of such Borrower, have been provided to Agent on or prior to the Closing Date. Borrower is in compliance with all applicable federal, state and local statutes, laws and regulations, except those that would not have a Material Adverse Effect. Other than as disclosed in Section 8(c) of the Disclosure Schedule, Borrower has not breached or defaulted under, nor does Borrower have any knowledge of any claim or threat that Borrower has breached or defaulted under, any term or condition of any agreement, contract, lease, license, instrument or commitment to which Borrower is a party or by which it or its properties or assets are bound that individually or in the aggregate would have a Material Adverse Effect.

(d) Capitalization.

(i) PRO. All of the issued and outstanding shares of Common Stock and Preferred Stock of PRO are duly authorized, validly issued, fully paid and nonassessable. Other than as disclosed in Section 8(d) of the Disclosure Schedule, there are no options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the Common Stock of PRO or obligating PRO to issue or sell any shares of Common Stock, or any other interest in, PRO. Other than as disclosed in Section 8(d) of the Disclosure Schedule, there are no outstanding contractual obligations of PRO to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Upon issuance of any Common Stock to Agent and the Lenders, in whole or in part and whether due to the conversion of the Note, the Lenders will own such Common Stock free and clear of all Liens and encumbrances. Other than as set forth in Section 8(d) of the Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Stock of PRO. Based upon the fact that each Lender is an accredited investor, PRO is not under any obligation to register under the Securities Act of 1933, as amended (the “Securities Act”) any securities issuable upon exercise or conversion of this Note, nor is PRO obligated to register or qualify any such securities under any state securities or “blue sky” laws.

(ii) PRO LP. All of the issued and outstanding partnership interests of PRO LP are duly authorized, validly issued, fully paid and nonassessable. Other than as disclosed in Section 8(d) of the Disclosure Schedule, there are no options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the partnership interests of PRO LP or obligating PRO LP to issue or sell any of its partnership interests, or any other interest in, PRO LP. Other than as disclosed in Section 8(d) of the Disclosure Schedule, there are no outstanding contractual obligations of PRO LP to repurchase, redeem or otherwise acquire any outstanding partnership interests of PRO LP or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Other than as set forth in Section 8(d) of the Disclosure Schedule, there are no voting trusts, agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the partnership interests of PRO LP.

(iii) PIP LP. All of the issued and outstanding partnership interests of PIP LP are duly authorized, validly issued, fully paid and nonassessable. Other than as disclosed in Section 8(d) of the Disclosure Schedule, there are no options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the partnership interests of PIP LP or obligating PIP LP to issue or sell any of its partnership interests, or any other interest in, PIP LP. Other than as disclosed in Section 8(d) of the Disclosure Schedule, there are no outstanding contractual obligations of PIP LP to repurchase, redeem or otherwise acquire any outstanding partnership interests of PIP LP or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Other than as set forth in Section 8(d) of the Disclosure Schedule, there are no voting trusts, agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the partnership interests of PIP LP.

(e) Intellectual Property. The Borrower owns or possesses valid and binding licenses and other rights to use all patents, trade secrets, trade names, trademarks, copyrights, inventions and processes used in Borrower’s business (collectively, the “Intellectual Property”) and, to the best knowledge of the Borrower, the Borrower has not violated or infringed, and the Borrower has not received any notice or claim of any such violation or infringement of, any rights of others. Schedule I to the Security Agreement contains a complete and accurate list of all of Borrower’s Intellectual Property.

(f) Litigation. Other than as disclosed in Section 8(f) of the Disclosure Schedule, there is no action, suit, investigation, arbitration, mediation or any judicial or administrative proceeding pending against, or to the knowledge of Borrower, threatened against or affecting, Borrower or any of its assets before any court or arbitrator or any governmental body, agency or official (i) which, individually or in the aggregate, if determined or resolved adversely to Borrower, could be expected to have a Material Adverse Effect, or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Note and the other Loan Documents.

(g) Financial Statements. The consolidated financial statements of the Borrower as of and for the fiscal year ended December 31, 2007 and the unaudited consolidated financial statements of the Borrower as of and for the fiscal period ended

June 30, 2008, and except as otherwise disclosed in Section 8(g) of the Disclosure Schedule, were prepared in accordance with generally accepted accounting practices consistently applied (“GAAP”) (except, with respect to the unaudited financial statements, for the omission of footnotes, and subject to normal year-end adjustments) and present fairly the financial position, operating results, changes in cash flows and changes in members’ equity of Borrower as of the dates and for the periods indicated therein. The balance sheet of Borrower as of December 31, 2007 is referred to herein as the “Balance Sheet”.

(h) Absence of Certain Changes. Since December 31, 2007, Borrower has conducted its business only in the ordinary and usual course of its businesses and has not engaged in any material transaction outside of its ordinary course of business, and there has not been (i) any event or circumstance which constitutes a Material Adverse Effect with respect to Borrower; (ii) any distribution in Common Stock, cash, securities or other property to the members of Borrower; or (iii) any change by the Borrower in accounting principles, practices or methods.

(i) Title to Properties; Encumbrances. Borrower has good and valid title to all tangible property and assets set forth in the Balance Sheet, free and clear of any and all Liens other than Permitted Liens, and Liens for taxes, levies, fees, water and sewer charges and other governmental and similar charges not yet due and payable or which, or the amount of which, are being contested in accordance with applicable law and for which adequate allowance has been made on the Balance Sheet.

(j) Taxes. Except as disclosed in Section 8(j) of the Disclosure Schedule, Borrower has timely filed its federal, state and local tax returns when due and has timely paid all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property (whether or not shown as due on such tax returns).

(k) Broker’s or Finder’s Fee. Except as disclosed on Section 8(k) of the Disclosure Schedule, Borrower has not paid, become obligated to pay or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with this Note, the other Loan Documents and the transactions contemplated hereby and thereby.

(l) Liabilities. Except for the SCERS Debt and as otherwise disclosed on Section 8(l) of the Disclosure Schedule or except as reflected in the Balance Sheet, Borrower has no outstanding claims, liabilities or Indebtedness, contingent or otherwise, other than liabilities to trade creditors incurred subsequent to December 31, 2007 in the ordinary course of business not involving borrowings by the Borrower. Borrower is not in default in respect of the terms or conditions of any material Indebtedness.

(m) Use of Proceeds. The proceeds of the Note will be used solely for working capital and other general corporate purposes.

9. Representations and Warranties of Agent and Lenders. Agent and each Lender, severally and not jointly, represent to Borrower as follows:

(a) it is an “accredited investor” within the meaning of the Securities Act and the rules and regulations promulgated thereunder;

(b) it has received adequate information about Borrower to determine the advisability of a purchase of PRO’s securities; and

(c) it is acquiring the Note and will acquire any Common Stock in PRO for its own account for investment and not with a view to any distribution or public offering within the meaning of the Securities Act.

10. Covenants of Borrower.

(a) Affirmative Covenants. For so long as this Note or any Obligations hereunder (whether principal, interest or otherwise) are outstanding, Borrower shall:

(i) use the proceeds of the Note only for working capital and operating expenses as provided in the Budget; and

(ii) cause all properties owned by Borrower or used or held for use in the conduct of its business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted); and

(iii) maintain the books, accounts and records of Borrower in accordance with GAAP; and

(iv) comply with all material legal requirements and material contractual obligations applicable to the operations and business of Borrower and pay all applicable taxes, assessments, and other governmental charges or levies imposed on Borrower or upon its income, profits or property as they become due and payable; and

(v) maintain its corporate and/or partnership existence (as the case may be, and maintain all necessary licenses and/or permits necessary for the business of Borrower; and

(vi) keep or cause to be kept insured by insurers that Borrower believes to be financially sound and reputable insurers, all of the collateral and their material tangible properties and assets. Borrower shall at all times maintain insurance against liability for injury to persons or property in reasonable and customary amounts for companies of Borrower’s size in Borrower’s business, which insurance shall be by insurers that Borrower reasonably believes to be financially sound and reputable. Upon obtaining any new or replacement insurance or upon any renewal of current insurance covering any of the collateral, Borrower shall deliver a copy of the declaration page of such insurance to Lender.

(vii) promptly give notice of the occurrence of: (A) any event or series of events causing, or that would reasonably be expected to cause, a Material Adverse Effect, or (B) any Event of Default under this Note (without giving effect to any grace period provided for in such Event of Default), or any “default” or “event of default” under any other Loan Document (the terms “default” and “event of default” having the meaning assigned to them in such Loan Document).

(b) Negative Covenants. For so long as this Note or any Obligations hereunder (whether principal, interest or otherwise) are outstanding, Borrower shall not, without first obtaining the prior written consent of Agent:

(i) sell, lease or otherwise dispose of any assets of Borrower in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business) or sell or permanently dispose of any of its Intellectual Property (provided that if Agent gives its prior written consent to any such sale or disposition, the proceeds of such sale or disposition shall be applied toward payment of this Note); or

(ii) liquidate, dissolve or effect a reorganization in any form of transaction (including, without limitation, any reorganization into a corporation, partnership, or other entity); or

(iii) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, consent to the appointment or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or otherwise seek the protection of any applicable bankruptcy or insolvency law; or

(iv) create, incur, assume or suffer to exist any Indebtedness other than Indebtedness created by this Note and the other Loan Documents and Indebtedness existing prior to the date of this Note and disclosed in Section 10(b)(iv) of the Disclosure Schedule or as otherwise consented to in advance and in writing by Agent (and provided that if Lender gives its prior written consent to any additional Indebtedness (including the Senior Debt), (A) such additional Indebtedness (other than the Senior Debt) shall be subordinated to the Indebtedness created by this Note and the other Loan Documents, as evidenced by a written subordination or intercreditor agreement among Borrower and the holder of such additional Indebtedness, and, if appropriate, Agent, which agreement shall be satisfactory in form and substance to Agent, and (B) the proceeds of such additional Indebtedness shall be applied towards payment of this Note); or

(v) create, incur, assume or suffer to exist, any Liens other than Permitted Liens; or

(vi) engage in any transaction obligating Borrower with any of its Affiliates where any material term of the transaction is materially less favorable to it than such terms which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates.

11. Conditions Precedent. Agent, on behalf of the Lenders, shall have no obligation to enter into this Note or make any advances hereunder unless Agent shall have received all of the following at Closing, duly executed by all parties (other than Agent), all of which shall be satisfactory to Agent in form, substance and date in all respects (any of which may be waived by Agent in its sole discretion):

(a) this Note, the Disclosure Schedules, the Security Agreement, the Agency Agreement and the other Loan Documents;

(b) certain certificates of the Borrower, including a certificate executed by the Secretary of each of PIP LP, PRO LP and PRO and dated on and as of the date of Closing (the “Closing Certificate”), which shall contain the names and signatures of the officers of each of PIP LP, PRO LP and PRO authorized to execute Loan Documents on behalf of PIP LP, PRO LP and PRO, respectively, and which shall certify to the truth, correctness and completeness of the following exhibits attached to such Closing Certificate: (A) a copy of resolutions duly adopted and executed by the respective members of the Board of Directors of the general partner of PIP LP, PRO LP and of PRO (or other appropriate authorizing documents) that are in full force and effect at the time this Note is entered into, authorizing the execution of this Note and the other Loan Documents and the consummation of the transactions contemplated in this Note and the other Loan Documents, and (B) a copy of the organizational documents of each of PIP LP, PRO LP and PRO;

(c) a certificate (or certificates) of the due formation, valid existence and good standing (including tax good standing in the case of PIP LP only) of PIP LP and PRO LP in the State of Texas and PRO in the State of Delaware issued by the appropriate authorities of such jurisdictions, and certificates of their respective good standing and due qualification to do business, issued by appropriate officials in any states in which the character of the properties owned or held by PIP LP, PRO LP or PRO (as the case may be) or the nature of the business transacted by them makes such qualification necessary, except to the extent such failure would not cause, and would not be reasonably expected to cause, a Material Adverse Effect;

(d) the delivery of a satisfactory (in the discretion of Agent) fairness opinion delivered to Borrower from Southwest Securities;

(e) all representations and warranties made in the Loan Documents by the Borrower and each other party to the Loan Documents (other than Agent and Lenders) shall be true and correct in all material respects (except that, with respect to any such representation and warranty that is itself qualified as to materiality, such representation and warranty shall be true and correct in all respects);

(f) the Borrower and all other Persons who are parties to any Loan Document (other than the Agent) shall have performed and complied in all material respects with all covenants, conditions and agreements required in the Loan Documents to be performed or complied with by them;

(g) No Default or Event of Default shall exist under this Note (without giving effect to any grace period provided for in such Event of Default), and no “default” or “event of default” shall exist under any other credit agreement, loan agreement, promissory note, or other document evidencing Indebtedness of the Borrower (including without limitation the SCERS Debt), or any subordination agreement, security agreement, pledge agreement, deed of trust, or other security documents executed by the Borrower in favor of any Person (“default” and “event of default” having the meaning given to such terms in any of the agreements described above);

(h) No event shall have occurred and be continuing that has caused, or that could reasonably be expected to cause, a Material Adverse Effect;

(i) Agent shall have obtained a valid, perfected Lien on all Collateral then securing the Loan, second in priority only to the Senior Debt and on a pari passu basis with SCERS; and

(j) Agent shall have entered into an intercreditor agreement with the holder of the SCERS Debt on terms and conditions satisfactory to Agent in its sole discretion.

12. Rights of Agent.

(a) Information Rights. For so long as this Note or any Obligations hereunder (whether principal, interest or otherwise) are outstanding, Borrower shall deliver to Agent:

(i) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of Borrower, each on a consolidated basis, an income statement for such fiscal year, a balance sheet of Borrower and statement of member’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants reasonably acceptable to Agent;

(ii) within forty (40) days of the end of each month, an unaudited consolidated income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(iii) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statement of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by Borrower;

(iv) with respect to the financial statements called for in subsection (ii) of this Section 12(a), a certificate executed by the Chief Financial Officer or Chief Executive Officer of Borrower certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of Borrower and its results of operation for the period specified, subject to year-end audit adjustment; and

(v) such other information relating to the financial condition, business, prospects or corporate affairs of Borrower as the Agent may from time to time request.

13. Security Agreement. This Note is secured by, and entitled to the benefits of the Security Agreement between Agent and Borrower, dated effective the effective date of this Note, pursuant to which Borrower has granted Agent a security interest in certain of its assets as collateral for this Note (the “Security Agreement”).

14. Cost of Collection. Should the Indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after Default, Borrower agrees to pay to Agent or other holder of this Note, in addition to the principal and interest due and payable hereon, all costs and expenses of Agent or other holder in enforcing this Note, including, without limitation, reasonable attorneys’ and collection fees.

15. Waivers. Borrower hereby waives presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agrees to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.

16. Notices. Any notice, request, instruction or other document to be given under this Note after the date hereof by any party hereto to any other party shall be in writing and shall be deemed to have been duly given on the date of service if delivered personally or by facsimile with confirmed receipt, or on the third day after mailing if sent by certified mail, postage prepaid, at the addresses set forth below:

If to Borrower:	Platinum Research Organization, Inc.
2777 Stemmons Freeway, Suite 1440
Dallas, Texas 75207
Attn: David Hart
Fax: (214) 271-9519

Platinum Intellectual Property, L.P.
2777 Stemmons Freeway, Suite 1440
Dallas, Texas 75207
Attn: John T. “Cork” Jaeger, Jr.
Fax: (214) 271-9519

PRO Operations, L.P.
2777 Stemmons Freeway, Suite 1440
Dallas, Texas 75207
Attn: John T. “Cork” Jaeger, Jr.
Fax: (214) 271-9519

If to Agent :	Alpina Lending, L.P.
7161 S. Eastern Ave.,
Suite 3A
Las Vegas, Nevada 89119-4675
Attn: Julie Krupala
Fax: (702) 260-4111

Any change in the address of any party hereunder shall not be effective as to the other party unless notice of such change of address is sent to the other party in accordance with the foregoing.

17. Amendments and Waivers. Any provision of this Note may be amended, supplemented, waived, discharged or terminated only by a written instrument signed by Borrower and the Agent.

18. Delays and Omissions. No delay or omission of Agent or any other holder hereof to exercise any power, right or remedy accruing to Agent or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy.

19. Binding Effect. This Note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and permitted assigns of Borrower and Agent; provided that Borrower may not assign or transfer this Note without the prior written consent of Agent.

20. Headings; Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the entities or persons referred may require. The headings of the sections of this Note are inserted for convenience only and shall not constitute a part hereof nor affect in any way the meaning or interpretation of this Note. “Herein,” “hereof” and “hereunder” and other words of similar import refer to this Note as a whole and not to any particular section or other subdivision. All references herein to any action(s) which are to be taken (or which are prohibited from being taken) by any Person or the Borrower shall apply to such Person or the Borrower, as the case may be, whether such action is taken directly or indirectly. All references herein to actions by the Borrower (including, without limitation, actions denoted by terms such as “create,” “sell,” “transfer” or “dispose of”) mean such action whether voluntary or involuntary, by operation of law or otherwise.

21. Severability. If any provision of this Note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Note shall not be affected thereby, and this Note shall be liberally construed so as to carry out the intent of the parties to it.

22. Usury. All agreements between Borrower and the Agent or other holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable Law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable Law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder of this Note shall ever receive as interest under this Note or any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other Indebtedness of Borrower to the holder hereof relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other Indebtedness, such excess shall be refunded to Borrower. In determining whether or not the interest paid or payable with respect to any Indebtedness of Borrower to the holder hereof, under any specific contingency, exceeds the highest lawful rate, Borrower and the holder hereof shall, to the maximum extent permitted by applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Indebtedness so that the actual rate of interest on account of such Indebtedness is uniform throughout the term thereof, and/or (d) allocate interest between portions of such Indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between Borrower and Agent or other holder hereof. As used in this Section 22, the term

“applicable Law” means the laws of the State of Nevada or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

23. Acknowledgments and Admissions. Agent on behalf of Lenders and Borrower intend to contract in strict compliance with applicable usury Law from time to time in effect. Borrower shall not, nor shall any present or future guarantors, endorsers, or other persons hereafter becoming liable for payment of any Obligation hereunder, ever be liable for unearned interest thereon, nor shall Borrower or such other persons ever be required to pay interest thereon in excess of the maximum amount that may lawfully be charged under applicable Law from time to time in effect, and the provisions of this Section 23 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Agent on behalf of Lenders expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. Borrower hereby represents, warrants, acknowledges and admits that (a) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (b) it has made an independent decision to enter into this Note and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agent, whether written, oral or implicit, other than as expressly set out in this Note or in another Loan Document delivered on or after the date hereof, (c) there are no representations, warranties, covenants, undertakings or agreements by Agent as to the Loan Documents except as expressly set out in this Note or in another Loan Document delivered on or after the date hereof, (d) Agent has no fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (e) the relationship pursuant to the Loan Documents between Borrower, on one hand, and Agent on behalf of Lenders, on the other hand, is and shall be solely that of debtor and creditor, respectively, (f) no partnership or joint venture exists with respect to the Loan Documents between Borrower and Agent or Lenders, (g) should an Event of Default or Default occur or exist, Agent will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (h) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by Agent, or any representative thereof, and no such representation or covenant has been made, that Agent will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (i) Agent has relied upon the truthfulness of the acknowledgments in this Section 23 in deciding to execute and enter into this Note and to become obligated hereunder.

24. Counterparts. This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one Note.

25. Choice of Law; Jurisdiction; Waiver. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS, OTHER THAN CHOICE OF LAW RULES, OF THE STATE OF TEXAS. THE FEDERAL AND STATE COURTS OF COMPETENT JURISDICTION LOCATED IN DALLAS COUNTY, TEXAS, SHALL HAVE PERSONAL JURISDICTION OVER THE PARTIES TO THIS

NOTE, AND NO ACTION TO INTERPRET OR ENFORCE THIS NOTE SHALL BE INSTITUTED IN ANY OTHER JURISDICTION. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE BEING BROUGHT IN THE FEDERAL OR STATE COURTS OF COMPETENT JURISDICTION LOCATED IN DALLAS COUNTY, TEXAS, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING, TO THE EXTENT OTHERWISE PERMITTED BY LAW, ANY CLAIMS UNDER THIS NOTE THAT PERTAIN TO USURY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA.

THIS NOTE AND ALL OTHER DOCUMENTS EXECUTED BY ANY OF THE PARTIES SUBSTANTIALLY CONCURRENTLY HEREWITH TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first above written.

BORROWER:

PLATINUM RESEARCH ORGANIZATION, INC.

	By:	/s/ David Hart
Name: David Hart
Its: Chief Financial Officer

PRO OPERATIONS, L.P.

By:	Platinum IP Management, Inc.
Its:	General Partner

	By:	/s/ John T. “Cork” Jaeger, Jr.
Name: John T. “Cork” Jaeger, Jr.
Its: Chief Executive Officer

PLATINUM INTELLECTUAL PROPERTY, L.P.

By:	Platinum Intellectual Property GP, Inc.
Its:	General Partner

	By:	/s/ John T. “Cork” Jaeger, Jr.
Name: John T. “Cork” Jaeger, Jr.
Its: Chief Executive Officer

AGENT :

ALPINA LENDING, L.P.

By:	Alpina GenPar, Inc.
Its:	General Partner

	By:	/s/ Julie Krupala
Name: Julie Krupala
Its: Secretary

Schedule 1

The Lenders

Lender:	Amount*	Pro-Rata Portion
Alpina Lending, L.P.	$1,150,000.00	76.66%
The Fairmount Company	$125,000.00	8.33%
R.T. Vanderbilt	$100,000.00	6.67%
Steven Kidwell	$100,000.00	6.67%
Melinda J. Bickers	$25,000.00	1.67%
TOTAL:	$1,500,000.00	100.00%

*	Includes the following contributions made prior to the Closing:

Alpina Lending, L.P.	$142,775
The Fairmount Company	$30,000
R.T. Vanderbilt	$20,000

Schedule 2

Advances

Initial Advance (September 22,2008):	$750,000	*

*	Includes the following contributions made prior to the Closing:

Alpina Lending, L.P.	$142,775
The Fairmount Company	$30,000
R.T. Vanderbilt	$20,000

Schedule 3

Definitions

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managers or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Change in Control” means fifty percent (50%) or more of the shares of Common Stock of Borrower is transferred or sold.

“Closing” means the execution and delivery of this Note and all other Loan Documents.

“Closing Date” means the date on which the Closing occurs.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Disclosure Schedules” means the schedule of information and disclosures prepared by Borrower and provided to Agent in connection with the Loan.

“Indebtedness” means, as of a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness or other liability evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a party is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than ninety (90) days past due), (d) any commitment by which a part assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness or other liability guaranteed in any manner by a party (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (g) any indebtedness or other liability secured by a Lien on a party’s assets.

“Lien” means any lien, mortgage, pledge, security interest, restriction, charge or other encumbrance of any kind.

“Loan Documents” means this Note, the Officers Certificate, the Disclosure Schedules, the Security Agreement and all other agreements, and instruments at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Material Adverse Effect” means, with respect to Borrower, any circumstance which has caused or may be reasonably expected to cause a material and adverse effect to (a) the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of the Borrower, considered as a whole, (b) Borrower’s ability to pay timely the Note or perform its Obligations hereunder, or (c) the enforceability of the material terms of any Loan Documents.

“Obligations” means any and all existing and future indebtedness, obligations and liabilities of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extension and modifications thereof and all fees, costs and expenses incurred by Agent or Lenders in connection with the preparation, administration, collection or enforcement thereof), of the Pledgor to the Agent and Lenders or any subsidiary or affiliate of any of them, arising under or pursuant to the Note, this Proceeds Agreement, and any other Loan Documents.

“Permitted Liens” means any Liens in existence on the date hereof and listed on Section 10(b)(v) of the Disclosure Schedule or Liens with respect to the Senior Debt.

“Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, tribunal, or any other legally recognizable entity.

“Senior Debt” means any revolving line of credit with a minimum principal balance of $2,000,000 to be established as part of Borrower’s senior and secured financing facilities, which is approved by a majority of the Board of Directors of Borrower and by Agent, and any other debt instruments related to such facilities.